UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 9, 2005

                 The South Financial Group, Inc.

(Exact name of registrant as specified in its charter)

South Carolina	0-15083	57-0824914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

102 South Main Street, Greenville, South Carolina	29601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (864) 255-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On February 9, 2006, The South Financial Group, Inc. (“TSFG”) and J. Stanley Ross entered into a letter agreement (the “Letter Agreement”) attached hereto as Exhibit 10.1, which finalized the agreements regarding Mr. Ross’s termination (which occurred in fourth quarter 2005) and terminated TSFG’s existing employment agreement with Mr. Ross (which has been previously filed by TSFG with the SEC). The terms of the Letter Agreement are incorporated by reference herein.

The transaction effected through the Letter Agreement was initiated during the fourth quarter of 2005 as part of TSFG’s previously disclosed cost reduction program and the costs related to this Letter Agreement are included in its previously-announced fourth quarter earnings release. We do not expect to replace this position.

Item 7.01. Regulation FD Disclosure

TSFG reports that its unaudited tax-equivalent net interest margin for the month of January 2006 was 3.27%.

Due to the significance of TSFG’s balance sheet repositioning in the second half of December 2005 and its impact on TSFG’s net interest margin, TSFG believes that this specific disclosure is helpful and appropriate. However, this disclosure may not be indicative of TSFG’s future net interest margin. Also, TSFG does not intend to establish a practice of providing intra-quarter updates regarding its net interest margin or any other financial metric.

The balance sheet repositioning is described in TSFG’s prior SEC filings.

Item 9.01. Financial Statements and Exhibits

Exhibit 10.1	Letter Agreement between TSFG and J. Stanley Ross

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The South Financial Group, Inc.

February 13, 2006	By:	/s/ Timothy K. Schools.
Timothy K. Schools

     Executive Vice President and Chief Financial Officer

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